EXHIBIT 23.2




                      Consent of Independent Auditors


We also consent to the incorporation by reference in Post-Effective Amendment number 6 to Registration Statement number 2-54429 on Form S-8, Post-Effective Amendment Number 9 to Registration Statement Number 2-42388 on Form S-8, Registration Statement Number 33-23709 on Form S-8, Registration Statement Number 33-23710 on Form S-8, Registration Statement Number 33-54176 on Form S-8, Registration Statement Number 33-64729 on Form S-8, and Registration Statement Number 33-64731 on Form S-8 of our report dated January 30, 1996, with respect to the consolidated financial statements and schedule of A.T.Cross Company as of December 31, 1995, and for each of the two years in the period ended December 31, 1995, included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



                                   ERNST & YOUNG LLP



Providence, Rhode Island
March 25, 1997